EXHIBIT 5.2

June 27, 2014

CONSENT

Encana Corporation

Dear Sirs/Mesdames:

Re:           Final Short Form Base Shelf Prospectus of Encana Corporation date June 27, 2014

Reference is made to the short form base shelf prospectus (the "Prospectus") forming part of the Registration Statement on Form F-10 (File No. 333-196927) filed by Encana Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to our firm name in the Prospectus under the headings "Enforceability of Civil Liabilities" and "Legal Matters". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP
Blake, Cassels & Graydon LLP